Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

HomeTrust Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered(2)		Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Other	1,374,646	(3)	$29.015	$39,885,354	0.00011020	$4,396
	Total Offering Amounts						$39,885,354		$4,396
	Total Fees Previously Paid								---
	Total Fee Offsets								---
	Net Fee Due								$4,396

(1)

Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share and the maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low prices per share of the common stock, par value $0.01 per share (the “Common Stock”), of HomeTrust Bancshares, Inc. as reported on the NASDAQ Stock Market on March 2, 2023.

(2)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock as may be issuable as a result of a stock split, stock dividend or similar transaction with respect to the Common Stock.

(3)	Represents shares of Common Stock to be offered by certain selling securityholders from time to time.